Exhibit 99
To our shareholders,
First Interstate BancSystem is pleased to report first quarter 2009 net income to common shareholders of $15,844,000, or $1.98 per share, compared to $17,307,000, or $2.14 per share, in first quarter 2008. Return on average common equity was 13.09% in first quarter 2009, as compared to 15.82% in first quarter 2008 and return on average assets was 1.02% versus 1.20%.
During first quarter 2009, we successfully focused on balancing internal growth to improve our liquidity position. Deposits increased $275,388,000, or 5.3%, from December 31, 2008 to March 31, 2009. However, low loan demand resulted in a $47,132,000, or 1.0%, decrease in loans during the same period. Our loan to deposit ratio decreased to 87% as of March 31, 2009 from 92% as of December 31, 2008.
Net interest income increased 4.0% to $59,063,000 for first quarter 2009, compared to the same period in 2008. Our first quarter 2009 net interest margin ratio of 4.12% remained stable compared to 4.13% for fourth quarter 2008 but decreased 17 basis points from 4.29% in first quarter 2008. Interest free and low-cost funding sources, including demand deposits, federal funds purchased and short-term borrowings comprised a smaller percentage of our funding base during first quarter 2009 compared to first quarter 2008.
During first quarter 2009, we recorded provisions for loan losses of $9,600,000, compared to $20,036,000 in fourth quarter 2008 and $2,363,000 in first quarter 2008. Provisions for loan losses reflect our assessment of the estimated effects of current economic conditions on our loan portfolio. Recessionary factors resulted in deterioration of credit quality in 2009 and 2008. Our non-performing assets grew to $122,300,000 as of March 31, 2009, from $96,947,000 as of December 31, 2008 and $58,921,000 as of March 31, 2008, primarily due to increases in non-performing real estate development loans. Loan charge-offs, net of recoveries, totaled $4,693,000 during first quarter 2009 compared to $766,000 during first quarter 2008, with all major loan categories showing increases.
Non-interest income of $25,943,000 for first quarter 2009 decreased 1.6% from the same period in 2008. Increases in income from the origination and sale of residential real estate loans of $6,854,000 during first quarter 2009, as compared to first quarter 2008, were offset by decreases in technology services revenues of $4,350,000 due to the sale of our technology services subsidiary in December 2008. In addition, during first quarter 2008 we recorded one-time gains of $1,620,000 on the mandatory redemption of VISA stock and $1,083,000 from the release of escrow funds related to the December 2006 sale of our interest in iPay Technologies, LLC.
Non-interest expense of $50,175,000 for first quarter 2009 decreased 5.6% from the same period in 2008. Increases in FDIC insurance premiums and mortgage servicing rights amortization expense of $1,646,000 and $1,557,000, respectively, were more than offset by a reversal of impairment of mortgage servicing rights. During first quarter 2009, we reversed previously recorded impairment of $2,847,000, compared to recording additional impairment of $3,552,000 in first quarter 2008. In addition, out-sourced technology services expense increased $1,659,000 during first quarter 2009, as compared to the first and fourth quarters of 2008, primarily due to the sale of our technology services subsidiary in December 2008. Increases in outsourced technology services expense were largely offset by decreases in salaries, wages and employee benefits, occupancy, furniture and equipment and other non-interest expenses.
In response to the current recession and uncertain market conditions, we implemented changes to our capital management practices to ensure our long-term success and conserve capital. On April 7, 2009, we paid a dividend of $.45 per common share, a decrease of $.20 cents per common share from quarterly dividends paid in 2008 and first quarter 2009. In addition, during the first quarter 2009 stock redemption window, we limited repurchases of common stock outside of our 401(k) retirement plan to no more than 500 shares per shareholder requesting a redemption. We continue to evaluate alternative sources of additional capital. On April 13, 2009, we received notification that our application for participation in the TARP Capital Purchase Program was approved. After careful consideration, we have elected not to participate in this capital opportunity.
Financial Highlights
Three Months ended March 31,

(unaudited)	2009	2008	% Change

(in thousands except per share data)
OPERATING RESULTS
Net income	$16,688	$18,076	-7.7%
Net income to common stockholders	15,844	17,307	-8.5%
Diluted earnings per common share	1.98	2.14	-7.5%
Dividends per common share	0.65	0.65	0.0%

PERIOD END BALANCES
Assets	6,722,837	6,284,356	7.0%
Loans	4,725,681	4,384,346	7.8%
Investment securities	1,047,355	1,141,850	-8.3%
Deposits	5,449,647	4,901,949	11.2%
Stockholders’ equity	548,085	504,452	8.6%
Common shares outstanding	7,846	7,885	-0.5%

QUARTERLY AVERAGE BALANCES
Assets	6,604,313	6,065,208	8.9%
Loans	4,762,021	4,246,302	12.1%
Investment securities	1,033,457	1,117,297	-7.5%
Deposits	5,253,941	4,700,927	11.8%
Stockholders’ equity	540,942	485,267	11.5%
Although we continued to build capital through retention of earnings and managed asset growth during first quarter 2009, our regulatory capital was significantly improved by an amendment to the regulatory capital rules. During first quarter 2009, federal banking regulators amended regulatory capital rules to reduce the amount of goodwill deducted from tier 1 capital by the amount of the associated deferred tax liability. This change increased both our tier 1 and total capital ratios by 1.18% to 9.98% and 11.90%, respectively, as of March 31, 2009.
We are pleased with our progress toward the integration of the acquired First Western Banks with First Interstate Bank. We are on target to combine the banks into one institution by the end of third quarter 2009.
Although we are feeling the impact of the national recession in our home states of Montana, Wyoming and South Dakota, we are fortunate that these states continue to have stronger economic underpinnings than the rest of the nation. We have managed our business with conservative values that have allowed us to avoid many of the serious difficulties experienced by other banks. We remain committed to these values and are confident about our ability to navigate through these uncertain times. This past quarter we challenged management to reduce targeted, controllable non-interest expenses. While we are committed to this expense management initiative, we have not diminished our focus on management succession and employee development.
As we operate within today’s challenging business and economic climate, we are fortunate to have an experienced and dedicated team of employees, officers, directors and shareholders to guide us.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

First Quarter 2009
Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,
(unaudited)	2009		2008
(in thousands, except per share data)
Total interest income	$81,883		$91,109
Total interest expense	22,820		34,306

Net interest income	59,063		56,803
Provision for loan losses	9,600		2,363

Net interest income after provision for loan losses	49,463		54,440
Non-interest income	25,943		26,369
Non-interest expense	50,175		53,155

Income before taxes	25,231		27,654
Income taxes	8,543		9,578

Net income	16,688		18,076
Less: preferred stock dividends	844		769

Net income to common stockholders	$15,844		$17,307

DATA PER COMMON SHARE:
Diluted EPS	$1.98		$2.14
Dividends	0.65		0.65
Book value	63.48		57.63
Tangible book value	36.60		30.16
Appraised value	74.50	*	83.50	**

*	Based on the latest independent appraised minority share valuation as of December 31, 2008, effective for transactions on or after March 2, 2009.

**	Based on the latest independent appraised minority share valuation as of December 31, 2007, effective for transactions on or after February 15, 2008.
Selected Ratios

	Three Months Ended
	March 31,
(unaudited)	2009	2008

PERFORMANCE
Return on average common equity	13.09%	15.82%
Return on average assets	1.02%	1.20%
Net interest margin, FTE	4.12%	4.29%
Efficiency ratio	59.03%	63.91%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans	0.82%	0.22%
Annualized net charge offs to average loans	0.40%	0.07%
Allowance for loan losses to loans	1.95%	1.56%
Allowance for loan losses to non-accruing loans	101.51%	134.19%
Non-accruing loans to total loans	1.92%	1.16%

CAPITAL ADEQUACY & LIQUIDITY
Loan to deposit ratio at period end	86.72%	89.44%
Total risk based capital ratio	11.90%	10.35%
Tier 1 risk based capital ratio	9.98%	8.39%
Leverage capital ratio	8.06%	7.11%
Condensed Consolidated Balance Sheet

	March 31,
(unaudited)	2009	2008

(In thousands)
ASSETS
Cash and due from banks	$266,422	$231,241
Federal funds sold	190,368	47,018
Interest bearing deposits	1,554	10,788
Investment securities	1,047,355	1,141,850
Loans	4,725,681	4,384,346
Less: allowance for loan losses	92,223	68,415

Net loans	4,633,458	4,315,931
Premises & equipment, net	184,767	163,987
Accrued interest receivable	37,076	41,736
Goodwill	183,673	182,794
Core deposit intangible	12,147	14,604
Mortgage servicing rights	14,813	18,872
Company owned life insurance	69,730	67,661
Other real estate	18,647	874
Other assets	62,827	47,000

Total Assets	$6,722,837	$6,284,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$5,449,647	$4,901,949
Federal funds purchased	—	39,960
Securities sold under repurchase agreements	388,714	535,990
Accrued interest payable	21,278	25,555
Accounts payable & accrued expenses	51,233	43,210
Other borrowed funds	58,169	12,030
Long - term debt	81,966	97,495
Subordinated debentures	123,715	123,715

Total Liabilities	6,174,752	5,779,904
Stockholders’ equity	548,085	504,452

Total Liabilities and Stockholders’ Equity	$6,722,837	$6,284,356